Exhibit 4.2

DEBENTURE

THIS SUBORDINATED CONVERTIBLE DEBENTURE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE, IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT SUBORDINATION AGREEMENT (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) DATED AS OF JUNE 26, 2007 BETWEEN AND AMONG BAKERS FOOTWEAR GROUP, INC., EACH OF THE SUBORDINATED CREDITORS SET FORTH ON THE SIGNATURE PAGES THERETO AND THE SENIOR LENDER NAMED THEREIN, TO ALL INDEBTEDNESS OWED BY THE MAKER OF THIS SUBORDINATED CONVERTIBLE DEBENTURE TO THE SENIOR LENDER, AND THE HOLDER OF THIS SUBORDINATED DEBENTURE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

No. SD-[__]	$[________]
Original Issue Date: June 26, 2007

BAKERS FOOTWEAR GROUP, INC.

SUBORDINATED CONVERTIBLE DEBENTURE DUE JUNE 30, 2012

THIS DEBENTURE is one of a series of duly authorized and issued subordinated convertible debentures of Bakers Footwear Group, Inc., a Missouri corporation (the “Company”), designated as its Subordinated Convertible Debentures due June 30, 2012, in the original aggregate principal amount of Four Million Dollars ($4,000,000) (collectively, the “Debentures” and each debenture comprising the Debentures, a “Debenture”).

FOR VALUE RECEIVED, the Company promises to pay to the order of _____________ or its registered assigns (the “Investor”), the principal sum of _____________ Dollars ($_________), on June 30, 2012 or such earlier date as this Debenture is required to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Investor on the principal amount of this Debenture outstanding from time to time in accordance with the provisions hereof. All holders of Debentures are referred to collectively as the “Investors.” This Debenture is subject to the following additional provisions:

1.     Definitions. In addition to the terms defined elsewhere in this Debenture: (a) capitalized terms that are used but not otherwise defined herein have the meanings given to such terms in the Debenture Purchase Agreement, dated as of the June 13, 2007, among the Company and the Investors identified therein (the “Purchase Agreement”), and (b) the following terms have the meanings indicated below:

“Additional Stock” means any shares of Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock issued (or deemed to have been issued pursuant to Section 11(d)(ii)) by the Company after the Original Issue Date other than:

(i)        Shares of Common Stock issued pursuant to a transaction described in Section 11(a), 11(b) or 11(c) hereof;

(ii)       capital stock, Options, Convertible Securities or shares of Common Stock or Common Stock Equivalents issued to directors, officers, employees, vendors or consultants of the Company in connection with their services to, or business with, the Company pursuant to the Company’s currently existing agreements, stock option and equity compensation plans (including all currently outstanding or future grants of stock options, performance shares or restricted stock) and any future stock option, equity compensation, stock incentive, restricted stock, stock purchase plan or similar plans approved by the Board of Directors or the shareholders of the Company;

(iii)      capital stock, Options, Convertible Securities or shares of Common Stock or Common Stock Equivalents issued or issuable prior to or as of the date hereof, including all currently outstanding warrants; or

(iv)      capital stock, Options, Convertible Securities or shares of Common Stock or Common Stock Equivalents issued with the approval of the Required Investors.

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Subsidiary is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) under applicable law the Company or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any

Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than 50% of the voting rights or equity interests in the Company; (ii) a replacement of more than one-half of the members of the Company’s board of directors in a single election of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors previously approved by such individuals) other than pursuant to an actual or threatened proxy contest; (iii) a Fundamental Transaction, a merger or consolidation of the Company or any Subsidiary or a sale of substantially all of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Company or any Subsidiary that constitutes or results in a transfer of more than 50% of the voting rights or equity interests in the Company, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company; or (vi) the execution by the Company or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events.

“Closing Bid Price” as of any point in time means the applicable market price as of that time as determined in accordance with the rules of the Nasdaq Stock Market.

“Closing Date” shall mean June 26, 2007.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent sale price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent qualified appraiser selected in good faith and paid for by a majority in interest of the Investors.

“Common Stock” means the common stock of the Company, $0.0001 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Common Stock Equivalents” means any securities of the Company or a Subsidiary thereof which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

“Conversion Date” means the date a Conversion Notice together with the Debenture and Conversion Schedule is delivered to the Company in accordance with Section 5(a).

“Conversion Notice” means a written notice in the form attached hereto as Exhibit A.

“Conversion Price” means $9.00 subject to adjustment from time to time pursuant to Section 11.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

“Equity Conditions Are Satisfied” means, as of any date of determination, that each of the following conditions is (or would be) satisfied on such date, if the Company were to issue on such date all of the Underlying Shares then issuable upon conversion in full of the outstanding principal amount of all convertible debt issued by the Company (including the Debentures: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance, (ii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing on such Eligible Market upon issuance, (iii) such shares of Common Stock are no longer Registrable Securities or, if such shares are Registrable Securities and a request for registration has been made by the Investors pursuant to the Registration Rights Agreement, such Common Stock is registered for resale under the Registration Statement, (iv) such issuance would be permitted in full without violating Section 5(b)(i) or Section 5(b)(ii) hereof or the rules or regulations of the Eligible Market on which such shares are listed or quoted, (v) both immediately before and after giving effect thereto, no Default shall or would exist, and (vi) no public announcement of a pending or proposed Change of Control transaction has occurred that has not been consummated.

“Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)        any default in the payment (free of any claim of subordination), when the same becomes due and payable (whether on a Conversion Date, Redemption Date, the Maturity Date or by acceleration or prepayment or otherwise), of principal or interest in respect of this Debenture which default continues unremedied for a period of three Trading Days after the date on which written notice of such default is first given to the Company by the Holder;

(ii)       the Company or any Subsidiary (1) fails to pay when due any monetary obligation (regardless of amount) under any currently existing or hereafter arising debenture or note (other than a Debenture) or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness or under any long term leasing or factoring arrangement, if the aggregate amount of any such obligations and liabilities of the Company and the Subsidiaries thereunder exceed $1,000,000 (exclusive of (A) any monetary obligations of the Company or any Subsidiary with respect to defaults or terminations of less than ten percent (10%) of the Company’s real property leases or other agreements or arrangements pursuant to which the Company is entitled to the use or occupancy of any space, and (B) any failure to pay when due any monetary obligations under any real property leases or other agreements or arrangements pursuant to which the Company is entitled to the use or occupancy of any space, vendor payables or factoring arrangements, which obligations are not more than 30 days past due) (each of the foregoing a “Material Debt Agreement”), or (2) fails to observe or perform any other obligation under any Material Debt Agreement, and such failure results in the obligations thereunder becoming or being declared due and payable prior to the date on which they would otherwise become due and payable;

(iii)      the Company shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.5, 5.7 and 5.9 or in Section 6 of the Purchase Agreement;

(iv)      the Company shall fail to observe or perform any covenant, condition or agreement contained in any Transaction Document (other than those specified in clause (i) or (iii) above), and such failure shall continue unremedied for a period of 15 Trading Days after the date on which written notice of such default is first given to the Company by the Investor (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within 15 Trading Days); provided, however, the failure to timely make any filings or notices, including Current Reports on Form 8-K, required by the Commission or the Trading Market on which the Common Stock is listed shall not constitute an Event of Default unless such filing or notice is not made after a period of 15 Trading Days after the date that an Investor submits written demand to the Company to make such filing or notice (regardless of whether any such filing shall remain late under rules of the Commission or such Trading Market).

(v)       the occurrence and continuance of an Event of Default under any other Debenture;

(vi)      any of the Company’s representations and warranties set forth in the Purchase Agreement shall be incorrect in any material respect as of the Original Issue Date;

(vii)	the occurrence of a Bankruptcy Event;

(viii)    any Transaction Document shall cease, for any reason, to be in full force and effect, or the Company shall so assert in writing or shall disavow any of its obligations thereunder;

(ix)      the Company fails as of any date of determination to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any conversion of Debentures;

(x)       the Company fails to make any cash payment required under the Transaction Documents (other than as set forth in paragraph (i) above) and such failure is not cured within five Trading Days after notice of such default is first given to the Company by a Investor;

(xi)      one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Company or any Subsidiary or any combination thereof and the same shall remain undischarged and unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce such judgment; or

(xii)     the Common Stock shall not be listed or quoted, or is suspended from trading, on an Eligible Market for a period of five Trading Days (which need not be consecutive Trading Days).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, provided, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than unsecured accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements that exceed amounts necessary to hedge the Company’s interest rate or cross-currency exposure and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Original Issue Date” has the meaning set forth on the face of this Debenture.

2.         Principal and Interest. The Company shall pay interest to the Investor on the aggregate then outstanding principal amount of this Debenture at the rate of 9.5% per annum, payable semi-annually in cash in arrears on each June 30 and December 31, beginning December 31, 2007, except if such date is not a Trading Day, in which case such interest shall be payable on the next succeeding Trading Day. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed and shall accrue daily commencing on the Original Issue Date. Except as set forth in Section 7 or Section 11 hereof, the Debentures may not be prepaid prior to maturity.

3.         Registration of Debentures. The Company shall register the Debentures upon records maintained by the Company for that purpose (the “Debenture Register”) in the name of each record Investor thereof from time to time. The Company may deem and treat the registered Investor of this Debenture as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest hereon, and for all other purposes, absent actual notice to the contrary from such record Investor. The Company shall at any time and from time to time, upon one Business Days’ prior notice by any Investor, make the Debenture Register available for inspection by such Investor or the representative(s) of such Investor, at the chief executive office of the Company during normal business hours. The Investors shall be permitted to rely on the information set forth in the Debenture Register.

4.         Registration of Transfers and Exchanges. This Debenture may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended, or an exemption from such registration. Subject to such restrictions, the Company shall register the transfer of any portion of this Debenture in the Debenture Register upon surrender of this Debenture to the Company, properly endorsed, at its address for notice set forth herein together with delivery of the duly executed Debenture assignment form attached hereto as Exhibit B and compliance with Section 15(a). Upon any such registration or transfer, a new Debenture, in substantially the form of this Debenture (any such new debenture, a “New Debenture”), evidencing the portion of this Debenture so transferred shall be issued to the transferee and a New Debenture evidencing the remaining portion of this Debenture not so transferred, if any, shall be issued to the transferring Investor. The acceptance of the New Debenture by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Debenture. The Company agrees that its prior consent is not required for the transfer of any portion of this Debenture; provided, however, that the Company shall be entitled to reasonable assurance, including an opinion of counsel reasonably acceptable to Company, that such transfer complies with applicable federal and state securities laws. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Investor surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

5.	Conversion.

(a)       At the Option of the Investor. All or any portion of the principal amount of this Debenture then outstanding shall be convertible into shares of Common Stock at the Conversion Price (subject to limitations set forth in Section 5(b)), at the option of the Investor, at any time and from time to time from and after the Original Issue Date. The Investor may effect conversions under this Section 5(a), by delivering to the Company the Original Debenture, a Conversion Notice together with a schedule in the form of Schedule 1 attached hereto (the “Conversion Schedule”). Upon receipt of the Conversion Notice, any accrued and unpaid interest hereunder payable with respect to the principal amount of the Debenture to be converted shall be paid by the Company in cash. If the Investor is converting less than all of the principal amount represented by this Debenture, or if a conversion hereunder may not be effected in full due to the application of Section 5(b), the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Investor a Conversion Schedule indicating the principal amount which has not been converted.

(b)	Certain Conversion Restrictions.

(i)        Notwithstanding anything to the contrary in this Debenture, if the Company has not previously obtained Shareholder Approval of the Removal of the Cumulative Cap (as defined below), then if the Average Conversion Price is less than the Threshold Price, the Company shall not issue shares of Common Stock in excess of the Issuable Maximum upon conversion of this Debenture. The “Average Conversion Price” means the weighted average conversion price taking into account all shares previously converted pursuant to the Debentures plus the maximum number issuable at the then current conversion price. The Threshold Price shall be equal to the Closing Bid Price as of the Trading Day immediately preceding the signing of the Purchase Agreement (the “Threshold Price”). The “Issuable Maximum” means, as of any date, a number of shares of Common Stock equal to 19.99% of the outstanding shares of Common Stock as of the date of signing of the Purchase Agreement. Each Investor shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing: (x) the principal amount of Debentures issued and sold to such Investor on the Original Issue Date by (y) the aggregate principal amount of all Debentures issued and sold by the Company on the Original Issue Date. The Issuable Maximum in respect of the Debentures that have been repaid shall be allocated pro-rata among the remaining Investors, giving effect to the Company’s desire to allocate this limitation among the class of securities known as the Debentures. “Shareholder Approval of the Removal of the Cumulative Cap” shall mean that the Company shall have obtained the vote of shareholders applicable under the rules and regulations of the Nasdaq Stock Market (or any successor entity or any other Eligible Market on which the Company’s Common Stock may then trade) to approve the issuance of shares of Common Stock at a price below the Threshold Price upon conversion of the Debenture in excess of the Issuable Maximum. If (A) on any date the Company determines that but for the limitations imposed by the Issuable Maximum in this Section 5(b)(i), the aggregate number of shares of Common Stock at a price below the Threshold Price upon conversion of the Debenture that would then be issuable upon conversion in full of all then outstanding principal amount of

Debentures would exceed the Issuable Maximum on such date and Shareholder Approval of the Removal of the Cumulative Cap shall not have occurred and (B) the holders of a majority of the aggregate principal amount of the Debentures outstanding shall so request shareholder approval in writing, then a shareholder approval trigger (“Shareholder Approval Trigger”) with respect to Shareholder Approval of the Removal of the Cumulative Cap shall have occurred.

(ii)       Notwithstanding anything to the contrary in this Debenture, if the Company has not previously obtained Shareholder Approval of the Removal of the Individual Cap (as defined below), then the number of shares of Common Stock that may be acquired by an Investor upon any conversion of Debentures (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Investor and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Investor’s for purposes of Section 13(d) of the Exchange Act, does not exceed 19.999% (the “Maximum Percentage”) of the then outstanding total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Unless the Company notifies the Investor that Shareholder Approval of the Removal of the Individual Cap has been obtained, each delivery of a Conversion Notice hereunder will constitute a representation by the Investor that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this paragraph. The Company’s obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation. “Shareholder Approval of the Removal of the Individual Cap” shall mean that the Company shall have obtained the vote of shareholders applicable under the rules and regulations of the Nasdaq Stock Market (or any successor entity or any other Eligible Market on which the Company’s Common Stock may then trade) to approve this issuance of shares of Common Stock in excess of the Maximum Percentage. If (A) on any date the Company determines that but for the limitations imposed by the Maximum Percentage in this Section 5(b)(ii), the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding principal amount of Debentures to an Investor would exceed the Maximum Percentage on such date and Shareholder Approval of the Removal of the Individual Cap shall not have occurred and (B) the holder of this Debenture shall so request shareholder approval in writing, then a Shareholder Approval Trigger shall have occurred with respect to the Shareholder Approval of the Removal of the Individual Cap.

(iii)      [Notwithstanding anything to the contrary in this Debenture (including Section 11(d)), if the Company has not previously obtained Shareholder Approval of the Full Director Ratchet (as defined below), then the Company shall not issue shares of Common Stock pursuant to this Debenture at a price less than the Threshold Price. If as of any date of determination (A) the Conversion Price then in effect, as calculated pursuant to the terms of this Debenture, is less than the Threshold Price and (B) Shareholder Approval of the Full Director Ratchet has not been obtained, then the Conversion Price shall be deemed to be equal to the Threshold Price. Once Shareholder Approval of the Full Director Ratchet has been obtained, the Conversion Price shall then be calculated as if the limitations in this Section 5(b)(iii) shall have never existed. “Shareholder Approval of the Full Director Ratchet” means that the Company shall have obtained the vote of shareholders applicable under the rules and regulations of the Nasdaq Stock Market (or any successor entity or any other Eligible Market on which the Company’s Common Stock may then trade) to approve the issuance of shares of Common Stock to the holder of this Debenture at a price below the Threshold Price pursuant to Section 11(d) (the “Full Director Ratchet”). If (A) on any date the Company determines that but for the limitations imposed by this Section 5(b)(iii), the holder of this Debenture would be entitled to utilize a Conversion Price that is less than the Threshold Price and Shareholder Approval of the Full Director Ratchet shall not have occurred and (B) the holder of this Debenture shall so request shareholder approval in writing, then a Shareholder Approval Trigger shall have occurred with respect to Shareholder Approval of the Full Director Ratchet.

(iv)      [If any Shareholder Approval Trigger shall have occurred in this Debenture or any other Debenture, then, the Company shall, at its next annual meeting of shareholders seek Shareholder Approval of the Removal of the Cumulative Cap, Shareholder Approval of the Removal of the Individual Cap or Shareholder Approval of the Full Director Ratchet (each a “Shareholder Approval”), as applicable. The Company may but is not required to also seek shareholder approval of, and may combine more than one or all of such requests into one approval item, any of the Shareholder Approval of the Removal of the Cumulative Cap, Shareholder Approval of the Removal of the Individual Cap or Shareholder Approval of the Full Director Ratchet even if a Shareholder Approval Trigger with respect to that item shall not have occurred. The Company and the Investor understand and agree that shares of Common Stock issued to and then held by the Investor as a result of conversions of the Debentures shall not be entitled to cast votes on any resolution to obtain any Shareholder Approval pursuant hereto. The Board of Directors shall recommend approval by the Company’s shareholders of such applicable Shareholder Approval at such meeting. Regardless of whether one or more Shareholder Triggers shall have occurred, or failed to occur, in no event shall the Company be required to attempt to obtain Shareholder Approval more than once for each or all of the Shareholder Approvals. The Company shall bear all costs and expenses of the preparation and filing of any and all proxy materials and annual or special meetings of shareholders, including but not limited to the costs and expenses of the proxy solicitation firm if needed.]

[Section 5(b)(iii) relating to the Full Director Ratchet was included in Debentures issued to Mississippi Valley Capital, LLC, Julian I. Edison, Beatrice C. Edison Irrevocable Trust F/B/O Bernard A. Edison, Andrew N. Baur Revocable Trust and Scott C. Schnuck. Debentures issued to Louis N. Goldring Revocable Trust DTD 4/15/97 and Linn H. Bealke Revocable Trust did not include the limitation imposed by the Full Director Ratchet. Conforming changes were made to the other debentures.]

6.	Mechanics of Conversion.

(a)       The number of Underlying Shares issuable upon any conversion hereunder shall equal the outstanding principal amount of this Debenture to be converted, divided by the Conversion Price on the Conversion Date.

(b)       The Company shall promptly following each Conversion Date or Redemption Date (but in no event later than three Trading Days after such Conversion Date or Redemption Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Investor and in such name or names as the Investor may designate a certificate for the Underlying Shares issuable upon such conversion. The Investor, or any Person so designated by the Investor to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of such Conversion Date or Redemption Date, subject to the right of rescission in Section 6(e). The Company may cause the legend set forth in Section 5.2 of the Purchase Agreement, or any substantially similar legend, to be set forth on each certificate representing the Underlying Shares issuable upon conversion, unless either (i) the Shares have been registered for resale pursuant to the Registration Statement and the Investor so requests removal of such legends and confirms that it will not dispose of such Shares except in compliance with applicable securities laws, or (ii) the Company shall have received an opinion of counsel for the Investor, reasonably satisfactory to counsel for the Company, that such legend in unnecessary. The Company shall, upon an appropriate request of the Investor, use its best efforts to deliver Underlying Shares that may be issued without restrictive legends hereunder electronically (via a DWAC) through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(c)       The Investor shall be required to deliver the original Debenture, Conversion Notice and Conversion Schedule in order to effect a conversion hereunder.

(d)       Subject to compliance with applicable law, the Company’s obligations to issue and deliver Underlying Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Investor to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Investor or any other Person of any obligation to the Company or any violation or alleged violation of law by the Investor or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Investor in connection with the issuance of such Underlying Shares.

(e)       If by the fifth Trading Day after a Conversion Date or Redemption Date the Company fails to deliver to the Investor such Underlying Shares in such amounts and in the manner required pursuant to Section 5, then the Investor will have the right to rescind the Conversion Notice or the Call Notice pertaining thereto by giving written notice to the Company prior to such Investor’s receipt of such Underlying Shares.

7.	Events of Default.

(a)       At any time or times following the occurrence and during the continuance of an Event of Default (other than under clause (vii) of such defined term with respect to the Company), the Investor may by notice to the Company (an “Event Notice”), require the Company to purchase all or any portion of the outstanding principal amount of this Debenture, as indicated in such Event Notice, at a purchase price in dollars in cash equal to 100% of such outstanding principal amount, plus all accrued but unpaid interest thereon and other amounts then owing to the Investor under the Transaction Documents, through the date of purchase. The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.” The Company shall pay the aggregate Event Price to the Investor (free of any claim of subordination) no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Investor shall deliver the original Debenture so repurchased to the Company.

(b)       Upon the occurrence of any Bankruptcy Event with respect to the Company, all outstanding principal and accrued but unpaid interest on this Debenture and other amounts then owing under the Transaction Documents shall immediately become due and payable in full in dollars in cash (free of any claim of subordination), without any action by the Investor, and the Company shall immediately be obligated to repurchase this Debenture held by such Investor at the Event Price pursuant to the preceding paragraph as if the Investor had delivered an Event Notice immediately prior to the occurrence of such Bankruptcy Event.

(c)       In connection with any Event of Default, the Investor need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind (other than the Event Notice), and the Investor may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Investor at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto.

8.         Ranking. This Debenture ranks pari passu with all other Debentures now or hereafter issued pursuant to the Transaction Documents. Notwithstanding anything to the contrary herein, the Company and Investor agree that the payment of all amounts hereunder is subject to the Subordination Agreement. The Company will not, directly or indirectly, enter into, create, incur, assume or suffer to exist any other subordinated indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is senior in any respect to the Company’s obligations under the Debentures. Investor acknowledges and agrees that notwithstanding anything herein or in the Transaction Documents to the contrary, the Company shall be entitled to fully utilize its current senior revolving credit facility and any subsequent revolving credit facility (including any amendments thereto or refinancing, replacing or refunding with new lenders and any expansions thereof) and any other Indebtedness senior to the Debentures.

9.         Charges, Taxes and Expenses. Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Debenture shall be made without charge to the Investor for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or Debentures in a name other than that of the Investor. The Investor shall be responsible for all other tax liability that may arise as a result of holding or transferring this Debenture or receiving Underlying Shares in respect hereof.

10.       Reservation of Underlying Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable, calculated as of the date of determination, upon the conversion of (and otherwise in respect of) this entire Debenture (taking into account the adjustments of Section 11), free from preemptive rights or any other contingent purchase rights of persons other than the Investor. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

11.       Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 11; provided that it shall not be less than the par value of the Common Stock.

(a)       Stock Dividends and Splits. If the Company, at any time while this Debenture is outstanding: (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)       Pro Rata Distributions. If the Company, at any time while this Debenture is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (other than cash dividends, except for large non-recurring cash dividends resulting in a recapitalization) (in each case, “Distributed Property”), then, at the request of the Investor delivered before the 90th day after the record date fixed for determination of shareholders entitled to receive such distribution, the Company will deliver to the Investor, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that the Investor would have been entitled to receive in respect of the Underlying Shares for which this Debenture could have been converted immediately prior to such record date. If such Distributed Property is not delivered to the Investor pursuant to the preceding sentence, then upon any conversion of this Debenture that occurs after such record date, the Investor shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that the Investor would have been entitled to receive in respect of such number of Underlying Shares had the Investor been the record holder of such Underlying Shares immediately prior to such record date. Notwithstanding the foregoing, this Section 11(b) shall not apply to any distribution of rights or securities in respect of adoption by the Company of a shareholder rights plan, which events shall be covered by Section 11(a).

(c)       Fundamental Transactions. If, at any time while this Debenture is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed which results in a Change of Control and pursuant to which holders of Common Stock tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 11(a) above) (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Debenture, the Investor shall have the right to: (x) receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”), or (y) receive in cash an amount equal to 100% of the outstanding principal amount of this Debenture, plus all accrued but unpaid interest thereon and other amounts owing to the Investor under the Transaction Documents. For purposes of any such conversion, the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Investor shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c).

(d)	Subsequent Equity Sales.

(i)        If the Company or any Subsidiary, as applicable, at any time while this Debenture is outstanding, shall issue shares of Additional Stock, at a price per share less than the Conversion Price (if the holder of the Additional Stock so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, the Conversion Price shall be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Section 11(d)(ii)) (but not including shares owned or held by or for the account of the Company), plus the number of shares of Common Stock that the aggregate consideration received by the Company in connection with the issuance of the Additional Stock would have purchased at the then applicable Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Section 11(d)(ii)) (but not including shares owned or held by or for the account of the Company), plus the number of shares of such Additional Stock so issued (or deemed issued). Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued and constitute Additional Shares issued or deemed issued at a price less than the Conversion Price. The Company shall notify the Investor in writing, no later than the third Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms. No further adjustments shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion or exercise of the applicable Common Stock Equivalent.

(ii)       For purposes of this Section 11(d), the following subsections (d)(ii)(l) to (d)(ii)(6) shall also be applicable:

(1)       Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable, calculated as of that date, upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in Section 11(d)(ii)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(2)       Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common

Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable, calculated as of that date, upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in Section 11(d)(ii)(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of Section 11(d).

(3)       Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 11(d)(ii)(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Sections 11(d)(ii)(l) or 11(d)(ii)(2), or the rate at which Convertible Securities referred to in Sections 11(d)(ii)(l) or 11(d)(ii)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this Section 11(d) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this Section 11(d) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(4)       Stock Dividends. Subject to the provisions of this Section 11(d), in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(5)       Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash (except as contemplated in Section 2.4 of the Purchase Agreement), the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the Investor). The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Investors as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the Investors are unable to agree upon the fair market value of the Additional Rights, the Company and the Investors shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Investor.

(6)       Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(iii)      Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of: (A) the issuance of securities upon the exercise or conversion of any Common Stock Equivalents issued by the Company prior to the Original Issue Date of this Debenture (but will apply to any material amendments, modifications and reissuances thereof), and (B) the grant of options or warrants, or the issuance of additional securities, under any duly authorized Company stock option, stock incentive plan, restricted stock plan or stock purchase plan in existence on the Closing Date.

(e)       Reclassifications; Share Exchanges. In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute a Change of Control or a Fundamental Transaction), the Investors holding Debentures then outstanding shall have the right thereafter to convert such Debentures only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Investors shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Debentures could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

(f)        Calculations. All calculations under this Section 11 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g)       Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 11, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Investor.

(h)       Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes and publicly approves, or enters into any agreement contemplating or solicits shareholder approval for any Fundamental Transaction or (iii) publicly authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Investor a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Investor is given the practical opportunity to convert this Debenture prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

12.       Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of this Debenture. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of this Debenture or payment of interest hereon, the number of Underlying Shares to be issued will be rounded down to the nearest whole share and Company shall pay the Investor a sum in cash equal to the Closing Price multiplied by such fraction.

13.	Call Right.

(a)       Subject to the provisions of this Section 13, if at any time prior to conversion of this Debenture pursuant to Section 5 the Closing Price of the Common Stock is equal to or above $16.00 (as adjusted pursuant to Section 11(a)) (the “Call Price”) for each of

20 consecutive Trading Days, then the Company shall have the right, but not the obligation (the “Call Right”), on at least 30 days’ prior written notice to the Investor to redeem all (but not part) of the unpaid principal balance of this Debenture for which a Conversion Notice has not yet been delivered (the “Call Amount”).

(b)       To exercise this Call Right, the Company shall deliver to the Investor an irrevocable written notice (a “Call Notice”), indicating the Call Amount. The date that the Company delivers the Call Notice to the Investor shall be referred to as the “Call Date.” Within 30 days after receipt of the Call Notice, and provided that the Investor is permitted to convert this Debenture pursuant to Section 5 above, the Investor may convert this Debenture in whole or in part in accordance with Section 5 above. Any portion of the Call Amount that is not exercised by 6:30 p.m. (Central time) on the 30th day following the date of receipt of the Call Notice (the “Redemption Date”) shall be cancelled upon the payment by the Company to the Investor of the Call Amount, plus all accrued but unpaid interest thereon through the date of payment. Any portion of this Debenture to which the Call Notice does not pertain (the “Remaining Portion”) will be unaffected by such Call Notice. The Company covenants and agrees that it will honor any Conversion Notice with respect to the Call Amount that is tendered to the Company from the time of delivery of the Call Notice through and including 6:30 p.m. (Central time) on the Redemption Date.

(c)       Notwithstanding anything to the contrary set forth in this Debenture, the Company may not deliver a Call Notice or require the cancellation of any unexercised Call Amount (and any Call Notice will be void), unless from the beginning of the 20 consecutive Trading Days used to determine whether the Common Stock has achieved the Call Price through the Redemption Date (the “Call Period”) (i) the Company shall have honored in accordance with the terms of this Debenture any Conversion Notice delivered by 6:30 p.m. (Central time) on or prior to the Redemption Date, (ii) all Equity Conditions Are Satisfied, and (iii) the Closing Price of the Company’s Common Stock is equal to or above the Call Price.

14.       Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (Central Time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (Central Time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 2815 Scott Avenue, St. Louis, Missouri 63103, facsimile: (314) 641-0383, attention Chief Financial Officer, or (ii) if to the Investor, to the address or facsimile number appearing on the Company’s shareholder records or such other address or facsimile number as the Investor may provide to the Company in accordance with this Section.

15.	Miscellaneous.

(a)       This Debenture may not be assigned or transferred without the prior written consent of the Company; provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party, which shall be an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, and which shall agree in writing to be bound by the terms and conditions of this Debenture without the prior written consent of the Company or the other Investors, after notice duly given by such Investor to the Company, provided, that such Investor shall comply with Section 4 and further provided that no such assignment or obligation shall affect the obligations of such Investor hereunder. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.

(b)       Subject to Section 15(a), above, nothing in this Debenture shall be construed to give to any person or corporation other than the Company and the Investor any legal or equitable right, remedy or cause under this Debenture. This Debenture shall inure to the sole and exclusive benefit of the Company and the Investor.

(c)       All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of Missouri, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings shall be commenced exclusively in the federal courts sitting in St. Louis, Missouri and the state courts sitting in St. Louis County, Missouri (collectively, the “Missouri Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Missouri Courts for any Proceeding, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any Missouri Court or that a Missouri Court is an inconvenient forum for such Proceeding. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding. The prevailing party in a proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

(d)       The headings herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(e)       In case any one or more of the provisions of this Debenture shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Debenture shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Debenture.

(f)        No provision of this Debenture may be waived, amended or otherwise modified except in accordance with the requirements set forth in the Purchase Agreement. No waiver of any default with respect to any provision, condition or requirement of this Debenture shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(g)       To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Investor in order to enforce any right or remedy under the Debentures. Notwithstanding any provision to the contrary contained in the Debentures, it is expressly agreed and provided that the total liability of the Company under the Debentures for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Debentures exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Debentures is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to the Debentures from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Investor with respect to indebtedness evidenced by the Debentures, such excess shall be applied by such Investor to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Investor’s election.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of this 26th day of June, 2007.

BAKERS FOOTWEAR GROUP, INC.

By:	/s/ Peter A. Edison
Name:	Peter A. Edison
Title:	Chairman and Chief Executive Officer

EXHIBIT A

CONVERSION NOTICE

(To be Executed by the Registered Investor

in order to convert Debentures)

The undersigned hereby elects to convert the principal amount of Debenture indicated below, into shares of Common Stock of Bakers Footwear Group, Inc., as of the date written below. If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Investor for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Debenture. The undersigned hereby confirms that, as of the date hereof: (1) including the shares of Common Stock to be acquired, the undersigned, together with its Affiliates, does not beneficially own more than 19.99% of the outstanding Common Stock as determined pursuant to Section 5(b)(ii) of the Debenture; and (2) that, upon receipt, the shares of Common Stock will not be disposed of except in compliance with applicable federal and state securities laws.

Conversion calculations:
Date to Effect Conversion

Principal amount of Debenture owned prior to conversion

Principal amount of Debenture to be Converted

Principal amount of Debenture remaining after Conversion

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Name of Investor

By:
Name:
Title:

By the delivery of this Conversion Notice the Investor represents and warrants to the Company that its ownership of the Common Stock does not exceed the restrictions set forth in Section 5(b) of the Debenture.

Schedule 1

Bakers Footwear Group, Inc

Convertible Debentures due June 30, 2012

CONVERSION SCHEDULE

This Conversion Schedule reflects conversions made under the above referenced Debentures.

Dated:

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion	Applicable Conversion Price

EXHIBIT B

DEBENTURE ASSIGNMENT FORM

FOR VALUE RECEIVED, ______________________________ hereby sells, assigns and transfers to the transferee named below, this Debenture together with all right, title and interest therein. The transferee agrees to be bound by the terms and conditions of this Debenture and agrees that it will not dispose of the shares issuable upon conversion of the Debenture except in compliance with the applicable requirements of the Securities Act of 1933, as amended.

Dated:		[NAME OF DEBENTURE HOLDER]

By:
Signature

Name:
(Please Print)

Address:

TRANSFEREE:

Name:
(Please Print)

Address:

[The Company issued debentures to the Investors on June 26, 2007, with the market price in effect under the Nasdaq rules of $8.10 per share, executed by Peter A. Edison on behalf of the Company, to the Investors in the aggregate principal amount of $500,000 each, except for $1,000,000 in aggregate principal amount issued to the Andrew N. Baur Revocable Trust. Section 5(b)(iii) relating to the Full Director Ratchet was included in Debentures issued to Mississippi Valley Capital, LLC, Julian I. Edison, Beatrice C. Edison Irrevocable Trust F/B/O Bernard A. Edison, Andrew N. Baur Revocable Trust and Scott C. Schnuck. Debentures issued to Louis N. Goldring Revocable Trust DTD 4/15/97 and Linn H. Bealke Revocable Trust did not include the limitation imposed by the Full Director Ratchet. The Registrant undertakes to furnish supplementally a copy of such individual debentures to the Commission upon request.]